Exhibit 99.1

DeVry Announces Sale and Leaseback of Houston Facility

Continues to rebalance capacity

OAKBROOK TERRACE, Ill.--(BUSINESS WIRE)--DeVry Inc. (NYSE: DV), a global provider of educational services, announced today that it has completed a sale-leaseback transaction at its Houston, Texas, facility. This is part of DeVry University’s ongoing strategy of rebalancing capacity.

On February 29, 2008, DeVry University completed the sale of its 98,000 square foot Houston campus for approximately $14.5 million. DeVry will leaseback approximately 60 percent of the original space, thereby reducing facility operating expenses, but go-forward lease costs will exceed prior depreciation expense. In addition, an accounting gain from the sale of the facility of $2.2 million will be recognized ratably over the 12-year lease period. Overall, net income should improve by approximately $200 thousand per year as a result of the transaction.

“This is another example of how DeVry University is unlocking economic value while working to meet student demand in each of the markets we serve,” said Daniel Hamburger, president and chief executive officer, DeVry Inc. “While in some locations we are reducing our square footage, we are also adding new locations in order to reach more students.”

About DeVry Inc.

DeVry Inc. (NYSE: DV) is the parent organization of DeVry University, Advanced Academics, Ross University, Chamberlain College of Nursing and Becker Professional Review. DeVry University, which includes Keller Graduate School of Management, offers associate, bachelor's and master's degree programs in technology, healthcare technology, business and management. Advanced Academics provides online secondary education to school districts throughout the U.S. Ross University offers doctoral degree programs through its schools of Medicine and Veterinary Medicine. Chamberlain College of Nursing offers associate and bachelor's degree programs in nursing. Becker Professional Review, which includes Becker CPA Review and Stalla Review for the CFA Exams, provides professional education and exam review for accounting and finance professionals. For more information, visit http://www.devryinc.com.

Certain statements contained in this release concerning DeVry's future performance, including those statements concerning DeVry's expectations or plans, may constitute forward-looking statements subject to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as DeVry Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Actual results may differ materially from those projected or implied by these forward-looking statements. Potential risks, uncertainties and other factors that could cause results to differ are described more fully in Item 1A, "Risk Factors," in the Company's most recent Annual Report on Form 10-K for the year ending June 30, 2007 and filed with the Securities and Exchange Commission on August 24, 2007.

CONTACT:
DeVry Inc.
Investor Contact:
Joan Bates
630-574-1949
jbates@devry.com
or
Media Contact:
David Gutierrez
312-780-7204
dgutierrez@dresnerco.com